                                                                   EXHIBIT 10.29

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designed as ****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                       Collaborative Agreement for IL-21

This Collaborative Agreement ("Agreement") is effective as of December 14, 2002 (the "Effective Date"), and is entered into by and between ZymoGenetics, Inc., a Washington corporation having a principal place of business at 1201 Eastlake Avenue East, Seattle, Washington 98102 ("ZGI") and Novo Nordisk A/S, a Danish corporation having a principal place of business at Novo Alle, DK-2880, Bagsvaerd, Denmark ("NN").

         WHEREAS, ZGI and NN are parties to a certain License Agreement for IL-21 effective as of August 21, 2001;

         WHEREAS, ZGI has generated data, intellectual property, and other information subsequent to August 21, 2001 that relates to the research and development of IL-21 Protein;

         WHEREAS, NN is interested in obtaining access and rights pertaining to ZGI's data, intellectual property, and other information generated subsequent to August 21, 2001 that relates to the research and development of IL-21 Protein, pursuant to the terms of this Agreement;

         WHEREAS, ZGI is willing to grant NN access and rights to ZGI's data, intellectual property, and other information generated subsequent to August 21, 2001 that relates to the research and development of IL-21 Protein, pursuant to the terms of this Agreement;

         WHEREAS, the parties are interested in sharing costs and collaborating on research and development necessary to move the IL-21 Protein toward IND;

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                                   ARTICLE 1
                                  Definitions

SECTION 1.1. Other Definitions. Unless otherwise defined herein, any word used herein as a defined word is capitalized and shall have the meaning set forth in the License Agreement for IL-21.

SECTION 1.2. Guide to Definitions set forth in the License Agreement for IL-21. For the convenience of the parties and as a guide, some of the words defined in the License Agreement for IL-21 used herein are as follows:

--------------------------------------------------------------------------------
Word:                                    Section of License Agreement for IL-21:
--------------------------------------------------------------------------------
"IL-21 Embodiment"                       SECTION 1.6
--------------------------------------------------------------------------------
"IL-21 Protein"                          SECTION 1.8
--------------------------------------------------------------------------------
"IND"                                    SECTION 1.12
--------------------------------------------------------------------------------
"Net Sales"                              SECTION 1.14
--------------------------------------------------------------------------------
"North America" or "NA"                  SECTION 1.15
--------------------------------------------------------------------------------
"Rest of World" or "RoW"                 SECTION 1.22
--------------------------------------------------------------------------------
"Valid Claim"                            SECTION 1.24
--------------------------------------------------------------------------------

SECTION 1.3. Additional Definitions. Additional words defined in this Agreement are defined in SECTIONS 1.4 through 1.12 below that are intended for clarification of the subject matter of this Agreement only and in no way constitute amendments to the License Agreement for IL-21.

SECTION 1.4. "Affiliate" means: any company, joint venture partnership, or other business entity which controls, is controlled by, or is under common control of the designated party; provided, however, that NN shall not be deemed to control ZGI and neither NN nor ZGI shall be deemed to be an Affiliate of the other or any subsidiary or other business entity that the other party controls. A business entity shall be deemed to control another business entity if it possesses, directly or indirectly, the power to order or cause the direction, management and policies of such other business entity, whether through the ownership of voting securities, by contract or otherwise.

SECTION 1.5. "IL-21 Program" means: all research, preclinical, process development and manufacturing activities that are necessary or desirable for ZGI's filing of an IND with the US FDA for the IL-21 Protein and that take place between January 1, 2003 and ZGI's filing of such IND (or such earlier date that the IL-21 Program is terminated pursuant to SECTION 3.1(c), 8.2, 8.3, 8.4, 8.5 or 8.6). The key activities for the IL-21 Program established by ZGI are summarized in Exhibit A. Promptly after execution and delivery of this Agreement, the Joint Project Team will create a detailed joint work plan, approved by the Joint Steering Committee, containing activities with agreed deliverables, budget, and time lines up to the filing of such IND, that may be amended from time to time by mutual agreement in writing between the parties.

SECTION 1.6. "IL-21 Program Inventions" means: any invention or discovery, whether or not patentable, conceived or reduced to practice by either party or its Affiliates, alone or jointly with others including NN or ZGI, in the course of and during the IL-21 Program that relate to, and arise from work related to, the IL-21 Protein, or the product based on the IL-21 Protein.

SECTION 1.7. "IL-21 Program Know-How" means: all inventions, discoveries, know-how, methodologies, technology, tangible materials (including nucleic acids, peptides, vectors, proteins and the like) that a party or its Affiliates created or generated in the course of and during the IL-21 Program that relate to, and arise from work related to, the IL-21 Protein, or the product based on the IL-21 Protein.

SECTION 1.8. "IL-21 Program Patent Rights" means: all patents (including, without limitations, all substitutions, extensions, registrations, confirmations, reissues, reexaminations, renewals, supplementary protection certificates and the like) and patent applications (including, without limitations, any continuations, continuations in part or divisions and any provisional applications) that (a) claim an IL-21 Program Invention, (b) have a date of conception of the invention on or after January 1, 2003 and prior to completion of the IL-21 Program and (c) are owned or controlled by a party or its Affiliates.

SECTION 1.9. "Joint IL-21 Program Patent Rights" means: all IL-21 Program Patent Rights arising or resulting from inventive work by one or more employees from both parties (or their Affiliates), as to which the employees would be inventors under the patent laws of the United States. Pursuant to SECTION 4.1, the parties have equal, undivided ownership interests in Joint IL-21 Program Patent Rights.

SECTION 1.10. "License Agreement for IL-21" means the License Agreement for IL-21 effective as of August 21, 2001, in which ZGI and NN are parties.

SECTION 1.11. "Respective Territory" means: RoW with respect to NN and NA with respect to ZGI.

SECTION 1.12. "Updated IL-21 Related IP" means: all Updated IL-21 Related Patents and all Updated IL-21 Related Know-How.

SECTION 1.13. "Updated IL-21 Related Know-How" means: all inventions, discoveries, know-how, methodologies, technology, tangible materials (including nucleic acids, peptides, vectors, proteins, and the like) that: (a) pertain to at least one IL-21 Embodiment; (b) were invented, discovered, developed or otherwise generated by or for ZGI; and (c) are owned and controlled by ZGI as of January 1, 2003. For the avoidance of doubt, Updated IL-21 Related Know-How shall not include: (i) know-how which at the time of disclosure is in the public domain; (ii) know-how which, prior to the disclosure from ZGI to NN, was in NN's possession; and (iii) know-how developed independently by NN without any use of any confidential ZGI know-how or confidential ZGI patent rights whatsoever.

SECTION 1.14. "Updated IL-21 Related Patents" means: (a) the patents and patent applications set forth in Appendix 2 of the License Agreement for IL-21 and patents and patent applications in RoW with a date of conception of the invention prior to January 1, 2003 owned or controlled by ZGI that claim at least one IL-21 Embodiment, or claim a method of making, manufacture or using at least one IL-21 Embodiment, or claim a process or formulation including mixtures comprising at least one IL-21 Embodiment; (b) all divisional or continuation (in whole or in part) applications of the applications described in (a); (c) all patents issuing from the applications described in (a) and (b); and (d) all extensions, supplemental protection certificates (including any form of patent term extensions), reissues, reexaminations, substitutions or renewals of the patents described in
(c).

SECTION 1.15. "Updated IL-21 Know-How Product" means: a product in final dosage form that is not an Updated IL-21 Patent Product but that was developed through use of any Updated IL-21 Related Patent or Updated IL-21 Related Know-How, or which otherwise incorporates or embodies Updated IL-21 Related Know-How. Notwithstanding the foregoing, an "SM Embodiment", which is further defined as any small molecule that is a chemical entity that does not have a polypeptide backbone, where an Updated IL-21 Related Patent or Updated IL-21 Related Know-How, including the IL-21 Protein, was used as a tool in the discovery, research or development of such chemical entity, shall be an Updated IL-21 Know-How Product in accordance with this Agreement, regardless of whether or not it would otherwise be an Updated IL-21 Patent Product in accordance with SECTION
1.16 of this Agreement.

SECTION 1.16. "Updated IL-21 Patent Product" means: a product in final dosage form the making, using, importation, exportation, offer for sale, or sale of which would infringe, in the absence of the license granted under this Agreement, any unexpired Valid Claim of an Updated IL-21 Related Patent.

SECTION 1.17. "Updated IL-21 Product" means: either an Updated IL-21 Know-How Product or an Updated IL-21 Patent Product.

SECTION 1.18. "US FDA" means: the United States Food and Drug Administration.


                                    ARTICLE 2
  License and Reimbursement for ZGI Costs incurred since August 21, 2001, the
    Effective Date of the License Agreement for IL-21, until January 1, 2003

SECTION 2.1. NN's Reimbursement of ZGI's costs. In accordance with the terms of this Agreement, NN shall reimburse **** of ZGI's total costs incurred from the Effective Date of the License Agreement for IL-21 until January 1, 2003, in the undertaking of the research program for the IL-21 Protein. These total costs are currently estimated by ZGI to be US$****. One half of the percentage amount reimbursed by NN is contingent on ZGI satisfying four demonstration obligations as set forth in SECTION 2.3.

**** designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

SECTION 2.2. Method of Payment. At the discretion of NN, NN shall reimburse **** of ZGI's estimated total costs as described under SECTION 2.1 either in full within three (3) business days after execution and delivery of this Agreement, or in two installments as follows: a first installment of at least one-half of the total estimated amount within three (3) business days after execution and delivery of this Agreement; and a second installment of the remaining amount within thirty (30) days after receipt of ZGI's documentation showing ZGI has satisfied the demonstration obligations in SECTION 2.3. One half of the total amount to be reimbursed by NN is contingent on ZGI satisfying four demonstration obligations as set forth in SECTION 2.3; NN shall complete a due diligence review of ZGI's documentation within thirty (30) days after receipt of ZGI's documentation provided in satisfaction of the four demonstration obligations as set forth in SECTION 2.3. If the four demonstration obligations in SECTION 2.3 are not satisfied by ZGI, the following shall occur: (a) within thirty (30) days after NN's receipt of ZGI's documentation, NN must notify ZGI that ZGI has not satisfied the demonstration obligations; (b) in the event NN pays in full upon signing of this Agreement or the first installment is greater than one-half of the total payment, then ZGI will be required to refund to NN the amount of the payment received that is greater than one-half of the total payment within ten
(10) days after receipt of written notification by NN that ZGI has not satisfied the demonstration obligations. By January 17, 2003, ZGI shall provide NN a statement of its actual costs for the time period covered by SECTION 2.1 and any adjusting payments shall be made between the parties by January 31, 2003 based on the amounts previously paid by NN or to be paid by NN pursuant to SECTIONS
2.1 and 2.2. Notwithstanding the foregoing, NN shall not be required to pay ZGI an amount in excess of **** of the estimated total costs of US$**** .

SECTION 2.3. Demonstration obligations. In accordance with the terms of this Agreement, ZGI shall provide NN with documentation for the following four items:

a.       ****.

b.       ****

c.       ****

d.       ****

SECTION 2.4. Meeting to Exchange Information. Promptly after execution and delivery of this Agreement, a mutually agreed upon meeting will be held to exchange documentation, data and information between the parties that are required to advance the IL-21 project toward IND. ZGI

**** designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

shall disclose data and critical information generated or obtained by ZGI from Effective Date of the License Agreement for IL-21 through the date four (4) weeks prior to such meeting. ZGI will provide documentation including full disclosure of all information within forty-five (45) days after the date of the meeting. If this meeting is not held within thirty (30) days after the execution and delivery of this Agreement, ZGI shall then, in any event, promptly transfer all information and documentation described in this SECTION 2.4 to NN.

SECTION 2.5. Amendments to License Agreement for IL-21. Only upon payment to ZGI of the full amount due from NN pursuant to SECTIONS 2.1 and 2.2 (including the one-half amount that is due upon, or becomes nonrefundable upon, satisfaction of the demonstration obligations set forth in SECTION 2.3), the parties shall promptly prepare and execute an amendment to incorporate Updated IL-21 Related Know-How and Updated IL-21 Related Patents into the License Agreement for IL-21. Amendments to the License Agreement for IL-21 shall include:

(a) amending the definition of IL-21 Related Know-How (SECTION 1.10(c) therein), to incorporate all inventions, discoveries, know-how, methodologies, technology, tangible materials (including nucleic acids, peptides, vectors, proteins, and the like) that: (a) pertain to at least one IL-21 Embodiment; (b) were invented, discovered, developed or otherwise generated by or for ZGI; and (c) are owned and controlled by ZGI as of January 1, 2003;

(b) amending the definition of IL-21 Related Patents (SECTION 1.11(a) therein, and including a new Appendix 3 to supplement the patents and patent applications listed in Appendix 2 "IL-21 Related Patents"), to incorporate patent and patent applications with a date of conception of the invention prior to January 1, 2003 owned or controlled by ZGI that claim at least one IL-21 Embodiment, or claim a method of making, manufacture or using at least one IL-21 Embodiment, or claim a process or formulation including mixtures comprising at least one IL-21 Embodiment;

(c) amending the article related to Royalties (SECTION 5.1 therein) to incorporate that royalties payable by NN shall be calculated using a single royalty rate of ****regardless of the level of Net Sales for all Updated IL-21 Patent Products;

(d) amending the article related to the representations, warranties and covenants of ZGI to include an additional SECTION 10.2(i) stating that Appendix 3 identifies all Updated IL-21 Related Patents in the RoW that are owned or controlled by ZGI as of January 1, 2003 and that claim: (i) ****; (ii) ****;
(iii) ****; or (iv) ****

(e) any amendments necessary to conform the License Agreement for IL-21 with
(a), (b), (c), or (d) above.

 **** designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

                                    ARTICLE 3
       Sharing of Costs after January 1, 2003 until ZGI's filing of an IND

SECTION 3.1. Cost Sharing. Subject to the terms of this Agreement, the parties agree to a sharing of costs for the IL-21 Program that are incurred after January 1, 2003 until the date of ZGI's filing of an IND pursuant to the IL-21 Program, in accordance with the following provisions:

       (a) The percentage split of such costs shall be **** activities involved with the IL-21 Program through ZGI's filing of an IND pursuant to the IL-21 Program, except as otherwise provided below;

       (b) The parties will review and agree to the IL-21 Program in support of ZGI's IND submission and include in this IL-21 Program activities solely required to make such a submission compliant with EMEA/MHW regulations for an equivalent submission by NN, so long as the inclusion of additional activities does not delay the US IL-21 Program and the added costs are borne by NN. Reciprocally, costs for IL-21 Program activities incurred by ZGI solely required to support US FDA regulations are borne by ZGI;

       (c) Except for activities outlined in SECTION 3.1(b) above, the IL-21 Program will be based on an agreed fixed budget currently set at ****. This fixed budget shall not be exceeded without the prior written consent of both parties. The IL-21 Program will terminate once costs exceed the fixed budget, unless the parties, within thirty
           (30) days of notice of such exceeded costs, otherwise agree to extend the fixed budget.

       (d) The parties agree that a major part of the activities of this IL-21 Program will be undertaken by ZGI, but activities that can be undertaken by NN as part of this IL-21 Program and in accordance with agreed deliverables, budget, and time lines will be transferred to NN for execution. The costs incurred by NN for such transferred activities are shared and reimbursed in the same way that ZGI's costs are shared and reimbursed using, if available, the projected costs by ZGI or the costs incurred by NN using the same cost calculation principles as ZGI.

       (e) Activities that are a part of the IL-21 Program involving ZGI's IND submission pursuant to the IL-21 Program are included under this Agreement. However, the parties may agree upon additional activities that could be started or performed in this period that are not included in the IL-21 Program necessary for ZGI's IND submission pursuant to the IL-21 Program. It is anticipated that a contemplated joint development program will govern such additional activities.

**** designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

SECTION 3.2. Reimbursement for Costs. The reimbursement by NN for costs incurred by ZGI described in SECTION 3.1 shall be made quarterly. ZGI shall invoice NN quarterly, and NN shall pay each invoice within thirty (30) days after receipt of the quarterly invoice from ZGI.

SECTION 3.3. Governance of Collaboration after January 1, 2003 until filing of an IND. NN and ZGI shall establish the following in collaboration under this
Agreement:

      (a) Joint Steering Committee. The parties shall form a Joint Steering Committee consisting of three (3) members from each company. The Joint Steering Committee will be responsible for overseeing a joint work plan under the IL-21 Program. The Joint Steering Committee will also resolve any disputes, and create a mechanism for resolving project delays and approving changes. ZGI will have the tie-breaking vote until an IND pursuant to the IL-21 Program is filed by ZGI.

      (b) Joint Project Team. ZGI and NN shall each create their own project group with a designated project manager. Additionally, members of these groups will constitute a Joint Project Team with co-leadership by the two project managers. The Joint Project Team shall be governed by the Joint Steering Committee and will have reporting requirements as determined by the Joint Steering Committee. The project managers will serve as a primary contact, coordinate activities under the joint work plan under the IL-21 Program, and will oversee the tasks designated to their project group by the Joint Steering Committee.

      (c) Quarterly Meetings. The Joint Steering Committee and selected members of the Joint Project Team shall each at minimum hold quarterly meetings in person. In addition, the Joint Project Team shall at minimum hold monthly meetings in person or by videoconference, or teleconference in those months where there is no quarterly meeting. Copies of all written materials presented or discussed at such meetings shall be exchanged prior to such meetings between project managers. If it is impossible to exchange newly generated data prior to such meetings, such data may be exchanged promptly thereafter. The project managers shall keep accurate meeting minutes, with this responsibility alternating between the parties.

                                   ARTICLE 4
 Rights to Intellectual Property Discovered In Performance of the IL-21 Program

SECTION 4.1. Ownership of Intellectual Property. Any and all intellectual property created, generated or developed by or on behalf of a party or its Affiliates in the course of performance of the IL-21 Program shall vest in and be owned and controlled to the extent possible by such party or its Affiliates, subject to any licenses granted under this Agreement. It is the intention of the parties that each party shall have an equal, undivided interest in all Joint IL-21 Program Patent Rights and all IL-21 Program Inventions for which Joint IL-21 Program Patent Rights may be sought.

SECTION 4.2. Cross License. Each party hereby grants the other party an exclusive, royalty-free, fully paid up license (including the right to sublicense) under the IL-21 Program Patent Rights (including the Joint IL-21 Program Patent Rights) and IL-21 Program Know-How that it or its Affiliates owns or controls to make, have made, conduct research, develop (including clinical development), use, sample, promote, manufacture, market, sell, offer to sell, have sold, distribute, import and export products based on IL-21 Embodiments in the Respective Territory of the other party; provided, however, that the foregoing license shall be non-exclusive with respect to products based on IL-21 Program Know-How after IL-21 Program Patent Rights (including the Joint IL-21 Program Patent Rights) expire and shall become non-exclusive in the event the License Agreement for IL-21 terminates prior to expiration. Each party hereby grants the other party a non-exclusive, royalty-free, fully paid up, worldwide license (including the right to sublicense subject to approval by the granting party which shall not be unreasonably withheld) under the IL-21 Program Patent Rights and IL-21 Program Know-How that it or its Affiliates owns or controls to make, have made, conduct research, develop (including clinical development), use, sample, promote, manufacture, market, sell, offer to sell, have sold, distribute, import and export products that are not based on any IL-21 Embodiments; provided that the right to sublicense Joint IL-21 Program Patent Rights shall not require the consent of either party. The parties agree to execute any documents necessary to give effect to the foregoing, if required by applicable law.

SECTION 4.3. Patent Prosecution. Each party shall promptly disclose to the other party the conception or reduction to practice of IL-21 Program Inventions for which IL-21 Program Patent Rights (including Joint IL-21 Program Patent Rights) may be sought. Each party shall be solely responsible, at its discretion, for the filing and prosecution of any and all patent applications that it owns or controls that are included in the IL-21 Program Patent Rights (including opposition and interference proceedings) and for the maintenance of any patents issuing thereon; provided, however, that ZGI shall be the party designated to control the filing, prosecution, issuance and maintenance of all Joint IL-21 Program Patent Rights. Each responsible party shall be responsible for all costs associated with such filings, prosecutions and maintenance and, at its sole discretion, the jurisdictions in which patents may be sought; however, a party shall promptly reimburse the other party for the costs associated with any Joint IL-21 Program Patent Rights in its Respective Territory. With respect to IL-21 Program Patent Rights, each party shall deliver to the other party copies of each new patent application that it files and all material documents sent to or received from patent offices. The other party shall have a right to review and comment on the nature and text of each document and the responsible party shall consider in good faith any comments from the other party regarding steps that might be taken to strengthen the patents and patents applications, provided that all final decisions regarding the filing and prosecution of patents and patent applications shall be within the sole discretion of the responsible party.

SECTION 4.4. Abandonment of IL-21 Program Patent Rights. With respect to the IL-21 Program Patent Rights, if a party elects not to prosecute or maintain any patents or patent applications in the other party's Respective Territory, the responsible party shall provide the other party with a written notice of such election, in which case, the other party may assume responsibility for prosecuting or maintaining such patents or patent applications at its expense and in the name of the responsible party. Upon requests of the other party and at no out-of-pocket expense to the responsible party, the responsible party shall render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in connection with such prosecution or maintenance.

SECTION 4.6. Cooperation. In any legal proceeding conducted under this SECTION 4, each party agrees, without charge, to render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in such legal action as the other party may reasonably request.

SECTION 4.7. Know-How Disclosure. In addition to the disclosure of IL-21 Program Inventions and IL-21 Program Patent Rights pursuant to Section 4.3, each party shall disclose to the other party other information and data developed under the IL-21 Program that constitutes IL-21 Program Know-How.

SECTION 4.8. Affiliates and sublicensees. Each party shall require its Affiliates, licensees/sublicensees to comply with this ARTICLE 4.

                                  ARTICLE 5
                        Intent to Enter Further Agreement

SECTION 5.1. Intent to Enter Further Agreement. As of the Effective Date of this Agreement and unless the IL-21 Program is terminated early, the parties intend to negotiate a further agreement that may include further clinical and non-clinical development towards NDA filing, as well as NN's responsibility for production of the IL-21 Protein for late clinical and non-clinical development, and commercialization of the IL-21 Protein. The terms of such agreement are yet to be determined and will be negotiated in good faith between the parties.

                                    ARTICLE 6
                                 Confidentiality

SECTION 6.1. Confidential Information. For the purposes of this Agreement, "Confidential Information" shall include all proprietary information and materials, patentable or otherwise, of a party that is disclosed by or on behalf of such disclosing party to the receiving party, such as DNA sequences, amino acid sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, data, reports, know-how, assay results, preclinical studies and clinical trials and the results thereof, patent positioning and business plans, including any negative developments.

SECTION 6.2. Confidentiality Obligation. Except as otherwise authorized under this Agreement, during the term of this Agreement and for a period of three (3) years thereafter, each party shall maintain as secret and confidential all Confidential Information obtained from the other party pursuant to this Agreement or prior to and in contemplation of this Agreement, and all other Confidential Information that it may acquire from the other in the course of this Agreement. Each party shall respect the other party's proprietary rights in such Confidential Information, use the same exclusively for the purposes of this Agreement, and disclose the same only to those of its representatives to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement. The obligations under this SECTION
6.2 shall survive the termination of this Agreement.

SECTION 6.3. Release from Confidentiality Obligation. Notwithstanding the foregoing provision, a party shall be permitted to disclose any Confidential Information of the other party to its patent practitioners or any patent office in any country, as is reasonably required for filing or prosecuting any patent application permitted to be filed by it hereunder. Furthermore, the obligations of SECTION 6.2 shall not apply to Confidential Information that:

             (a) was properly in the possession of the receiving party, without any restriction on use or disclosure, prior to receipt from the disclosing party, and such possession can be demonstrated by competent evidence of the receiving party;

             (b) is in the public domain by public use, publication, general knowledge or the like, or after disclosure hereunder becomes general or public knowledge through no fault of the receiving party;

             (c) is properly obtained by the receiving party from a third party not under a confidentiality obligation;

             (d) is independently developed by or on behalf of the receiving party without the assistance of the confidential information of the disclosing party; or

             (e) is required to be disclosed by order of any court or governmental or regulatory authority after notification to the disclosing party of the necessity to allow the disclosing party to seek protection for the disclosing party's confidential information from such court or governmental or regulatory authority.

                                    ARTICLE 7
                                 Indemnification

SECTION 7.1. Indemnification by NN. NN will indemnify, hold harmless and defend ZGI, and its directors, officers, employees, and agents (Collectively, the "ZGI Indemnitees") against all actions, suits, claims, demands and prosecutions (hereinafter a "Claim") that may be brought or instituted, and all judgments, damages, liabilities, costs and expenses resulting directly therefrom, arising out of the performance by NN under this Agreement and exercise of its license rights under this Agreement. NN's indemnification obligations under this SECTION will arise only if ZGI (i) notifies NN promptly after it becomes aware of a Claim; (ii) permits NN to control the defense and settlement, at NN's expense, of any such Claim; and (iii) does not settle any such Claim without the prior written approval and consent of NN, which consent shall not be unreasonably withheld.

SECTION 7.2. Indemnification by ZGI. ZGI will indemnify, hold harmless and defend NN, and its directors, officers, employees, and agents (Collectively, the "NN Indemnitees") against all actions, suits, claims, demands and prosecutions (hereinafter a "Claim") that may be brought or instituted, and all judgments, damages, liabilities, costs and expenses resulting directly therefrom, arising out of the performance by ZGI under this Agreement and exercise of its license rights under this Agreement. ZGI's indemnification obligations under this SECTION will arise only if NN (i) notifies ZGI promptly after it becomes aware of a Claim; (ii) permits ZGI to control the defense and settlement, at ZGI's expense, of any such Claim; and (iii) does not settle any such Claim without the prior written approval and consent of ZGI, which consent shall not be unreasonably withheld.

                                    ARTICLE 8
                              Term and Termination

SECTION 8.1. Term and Expiration. This Agreement shall come into force on the Effective Date. Unless terminated earlier, this Agreement shall expire on the date on which ZGI files an IND pursuant to the IL-21 Program or until the last to expire of any IL-21 Program Patent Right, whichever is longest. Upon expiration or termination certain rights and obligations shall survive as defined in SECTION 8.8 below.

SECTION 8.2. Non-Viability. Each party shall have the right to terminate the IL-21 Program, which shall automatically terminate the licenses that the terminating party received from the other party under ARTICLE 4, upon three (3) months prior written notice to the other party with an explanation contained therein if, in the reasonable opinion of their respective senior management, the commercialization of IL-21 Protein must be terminated for safety or efficacy reasons based on one or more substantial safety or efficacy studies. In such event, each party shall be obligated to pay to the other party all obligations that are accrued under this Agreement prior to termination. In addition, the IL-21 Program Patent Rights of the terminating party shall be assigned to the non-terminating party unless termination under this SECTION 8.2 is mutually agreed upon by the parties. Termination under this SECTION 8.2 shall not release either party from any obligations accrued prior thereto.

SECTION 8.3. Insolvency. Each party shall have the right to terminate the IL-21 Program, which shall automatically terminate the licenses that the terminating party granted to the other party under ARTICLE 4, after written notice to the other party (a) if the other party is declared insolvent or bankrupt by a court of competent jurisdiction, (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other party and such petition remains undismissed, undischarged or unbonded for a period of ninety (90) days after the filing thereof, or (c) if the other party shall make or execute an assignment for the benefit of creditors generally, have a receiver, administrator or an equivalent official appointed with respect to its properties or undertakings, enter into any liquidation or become insolvent. Termination under this SECTION 8.3 shall not release either party from any obligations accrued prior thereto.

SECTION 8.4. Breach. Each party shall have the right to terminate this Agreement after written notice to the other party in the event the other party is in material breach of this Agreement (including action or inaction resulting in unreasonable delay of the IL-21 Program, or failure to timely pay any amounts due hereunder), unless the other party cures such breach within sixty (60) days (or ten (10) days in the case of the failure to pay any amount due) after the date of notice; provided, however, that any termination shall not release either party from any obligations accrued prior thereto.

SECTION 8.5. Mutual Agreement. The parties shall have the right to terminate this Agreement upon mutual agreement in writing, provided, however, that any termination shall not release either party from any obligations accrued prior thereto.

SECTION 8.6. Termination of the IL-21 Program. Each Party shall have the right to terminate the IL-21 Program without affecting any other rights and obligations under this Agreement, if ZGI for whatever reason has not filed an IND within two (2) years after the Effective Date. The IL-21 Program also terminates as provided in SECTIONS 3.1(c), 8.2, and 8.3. Termination of the IL-21 Program pursuant to SECTIONS 3.1(c), 8.4, 8.5, and 8.6 shall not terminate the licenses granted or received under ARTICLE 4. Termination of the IL-21 Program under SECTIONS 3.1(c), 8.2, 8.3, 8.4, 8.5 and 8.6 shall not release either party from any obligations accrued prior thereto, including the obligation to provide information and documentation generated prior to such termination and any final reports based on such information and documentation.

SECTION 8.7. Automatic Termination of the Agreement. This Agreement shall automatically terminate if NN fails to pay to ZGI when due (or within 10 days after written notice of past due) the full amount due from NN pursuant to SECTIONS 2.1 and 2.2 (including the one-half amount that is due upon, or becomes nonrefundable upon, satisfaction of the demonstration obligations set forth in
SECTION 2.3); provided, however, that any termination shall not release either party from any obligations accrued prior thereto. Furthermore, this Agreement shall automatically terminate if the IL-21 Program terminates pursuant to this Agreement. Termination under this SECTION 8.7 shall not release either party from any obligations accrued prior thereto.

SECTION 8.8. Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to such expiration or termination. In addition to any provision that expressly provides for its survival, any accrued obligations and the provisions of ARTICLES 1, 4 (as modified by this ARTICLE 8), 6, 7 and 10 and SECTIONS 3.2 (i.e., costs through termination), 8.9, 9.3 and 9.4 shall survive the expiration or termination of this Agreement. Expiration or termination shall not affect any party's ability to seek any other remedies available at law.

SECTION 8.9. Return of Technical Information. Upon termination but not expiration of this Agreement prior to payment by NN to ZGI of the full amount due pursuant to SECTIONS 2.1 and 2.2, NN shall cause all materials containing any Confidential Information of ZGI conveyed to NN pursuant to ARTICLE 2 to be promptly delivered to ZGI. Upon termination but not expiration of this Agreement during the IL-21 Program due to a party's (the "Defaulting Party's") failure to reimburse the other party for its costs pursuant to SECTIONS 3.1 and 3.2, the Defaulting Party shall cause all materials containing any of the other party's IL-21 Program Patent Rights and IL-21 Program Know-How to be promptly delivered to the other party, and the Defaulting Party's license rights thereto under
SECTION 4.2 shall be terminated. Upon termination of the IL-21 Program under
SECTION 8.2 or 8.3, the party losing its license rights under ARTICLE 4 shall cause all materials containing any of the other party's IL-21 Program

Patent Rights and IL-21 Program Know-How, except for Joint IL-21 Program Patent Rights, to be promptly delivered to the other party.

                                    ARTICLE 9
                         Representations and Warranties

SECTION 9.1. Representations, Warranties and Covenants of NN. NN represents and warrants to and covenants with ZGI that:

             (a) NN is a corporation duly organized, validly existing and in corporate good standing under the laws of Denmark; and

             (b) NN has the corporate and legal right, title, authority and power to enter into this Agreement; and

             (c) NN has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

             (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of NN, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

             (e) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

             (f) NN will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would prevent NN from meeting its obligations or adversely impact ZGI's rights under this Agreement;
and

             (g) NN will comply with all applicable laws, regulations and guidelines in connection with the exercise of NN's license rights under this Agreement, including but not limited to all applicable product safety, product testing, product labeling, package marking and product advertising laws and regulations and the regulations of any relevant nations concerning any export or other transfer of technology, services or products.

SECTION 9.2. Representations, Warranties and Covenants of ZGI. ZGI represents and warrants to and covenants with NN that:

             (a) ZGI is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Washington; and

             (b) ZGI has the corporate and legal right, title, authority and power to enter into this Agreement; and

             (c) ZGI has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

             (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of ZGI enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or, at law); and

             (e) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

             (f) ZGI will not after the Effective Date enter into any agreements, contracts or other arrangements that would prevent ZGI from meeting its obligations or adversely impact NN's rights under this Agreement;

             (g) ZGI will comply with all applicable laws, regulations and guidelines in connection with the performance of ZGI's obligations under this Agreement.

SECTION 9.3. Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ZGI'S RESEARCH AND DEVELOPMENT PROGRAM PRIOR TO JANUARY 1, 2003 (INCLUDING THE DEMONSTRATION OBLIGATIONS DESCRIBED IN SECTION 2.3), THE IL-21 PROGRAM, IL-21 PROGRAM PATENT RIGHTS, IL-21 PROGRAM KNOW-HOW, IL-21 EMBODIMENTS, PRODUCTS, UPDATED IL-21 RELATED PATENTS, UPDATED IL-21 RELATED KNOW-HOW OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND PATENTABILITY WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

SECTION 9.4. Limited Liability. EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER NN NOR ZGI WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE OR EXEMPLARY DAMAGES.

                                   ARTICLE 10
                                  Miscellaneous

SECTION 10.1. Assignment. This Agreement may not be assigned by either party without prior written consent of the other party, except to a successor or a purchaser of all or substantially all of the party's assets and business or to an Affiliate; provided, however, that in the event of an assignment by NN to an Affiliate, the Affiliate's rights under this Agreement shall terminate once it ceases being an "Affiliate" of NN (however, its rights may be reassigned back to NN at the time it ceases being an "Affiliate" of NN). If, as a result of any assignment of any rights or interest in this Agreement by NN, any payment by or on behalf of NN to ZGI is subject to an increased level of tax withholding than would have been the case under this Agreement with payments by NN from Denmark and ZGI cannot use any related tax credit as an offset against its obligation to pay United States federal income tax in the year in which the withholding is effected, NN shall pay ZGI an amount such that, after deduction of any amount required to be withheld, ZGI receives the same amount that it would have received but for the assignment. In the event of any permissible assignment under this Agreement, the assignor and assignee shall be jointly and severally liable for assignor's obligations hereunder. ZGI shall have the right to assign its right to receive any payments under this Agreement.

SECTION 10.2. Relationship between the Parties. Nothing in this Agreement is intended to create or shall be deemed to constitute a partnership, agency or joint venture relationship between the parties or their sublicensees, contractors or licensees. Neither party shall be responsible for the acts or omissions of the other party, and neither party shall have the authority to speak for, represent or obligate the other party in any way without the prior written authority of the other party.

SECTION 10.3. Public Announcements. Neither party shall make any public announcement, written or oral, concerning this Agreement or the subject matter hereof, without the prior written approval of the other party. However, ZGI shall have the right to disclose or announce information concerning the existence and general nature of this Agreement in order to seek third party investors in ZGI provided that disclosure of any confidential information shall only be made under an obligation or expectation of confidentiality. Further, the parties shall have the right to disclose or announce information concerning the existence and general nature of this Agreement in order to comply with government law or regulations, provided that the other party is given prior written notice of such disclosure or announcement.

SECTION 10.4. Use of Names, Trade Names and Trademarks. Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party hereto, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other party has been obtained.

SECTION 10.5. Force Majeure. If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if such party gives written notice thereof to the other party specifying the matters constituting force majeure, together with such evidence as it can reasonably give and specifying the period for which it is estimated that such prevention or delay will continue, then the party in question shall be excused from the performance of its obligations or the punctual performance thereof as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue. For the purpose of this Agreement, "force majeure" shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party.

SECTION 10.6. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Washington (without regard to its choice of law provisions).

SECTION 10.7. Waiver of Remedies. No forbearance, delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party, nor shall any waiver of its rights operate as a waiver of any subsequent breach, and no right, power or remedy herein conferred upon or reserved for either party is exclusive of any other right, power or remedy available to that party.

SECTION 10.8. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements, understandings or arrangements relating to the subject matter hereof. No addition to or modification of any provision of this Agreement shall be binding upon the parties, unless made in writing and signed by a duly authorized representative of each of the parties.

SECTION 10.9. Notices. All notices or other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, faxed with receipt acknowledged (and with a confirmation copy also sent by registered mail, return receipt requested), or delivered by a recognized commercial courier service with receipt acknowledged, postage prepaid, as follows:

     If to NN:         Novo Nordisk A/S
                       Novo Alle
                       DK-2880 Bagsvaerd
                       Denmark

                       Attn: Chief Scientific Officer & Executive Vice President Research & Development
                       Facsimile:  +45 44 42 72 80

     With a copy to:   Novo Nordisk Legal Department
                       Novo Alle
                       DK-2880 Bagsvaerd
                       Denmark

                       Facsimile: +45 4498 0670

                       and

                                 Senior Vice President, Discovery
                                 Novo Alle
                                 DK-2880 Bagsvaerd
                                 Denmark

                                 Facsimile: 45 4444 45 65:

         If to ZGI:              ZymoGenetics, Inc.
                                 1201 Eastlake Avenue East
                                 Seattle, WA  98102
                                 Attn: Vice President, Intellectual Property and Legal Affairs
                                 Facsimile: (206) 442-6697

or to such other addresses as the addressee may have specified in a notice duly given to the sender as provided herein. Such notices or other communication will be deemed effective as of the date so delivered (either personally or by courier service) or faxed.

SECTION 10.10. Severability. The parties agree that, if any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties' fundamental intentions hereunder, and the remaining provisions hereof shall not be affected, impaired or invalidated and shall continue in full force and effect.

SECTION 10.11. Headings. The headings contained herein are for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation hereof.

SECTION 10.12. Review of Agreement. This Agreement has been submitted to the scrutiny of both parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted by or for one of the parties.

SECTION 10.13. Compliance with Laws; Export Regulations. In performance of this Agreement, each party shall comply with all laws, regulations, rules, orders and other requirements, now or hereafter in effect, governmental authorities having jurisdiction. This Agreement and any information provided hereunder are subject to restrictions concerning the export of information and materials that may be imposed by government. Accordingly, NN agrees that it will not export, directly or indirectly, any information or materials acquired under this Agreement or any products utilizing such information or materials to any country for which a government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency of the government when required by an applicable statute or regulation.

SECTION 10.14. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Balance of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                         ZymoGenetics, Inc.

                                         By:  /s/ Bruce L.A. Carter
                                             -----------------------------------
                                             Bruce L.A. Carter

                                             Chief Executive Officer



                                         Novo Nordisk A/S

                                         By:  /s/ Peter Kurtzhals
                                            ------------------------------------
                                                  Peter Kurtzhals
                                                  Senior V.P. Discovery



                                         By:  /s/ M. Krogsgaard Thomsen
                                            ------------------------------------
                                                  M. Krogsgaard Thomsen

                                                  Chief Science Officer and
                                                  Executive Vice President,
                                                  Research and Development

                                      ****



**** designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.